                                                                     Exhibit 12
                                                                     ----------

                        CENTOCOR, INC. AND SUBSIDIARIES
                      STATEMENT RE COMPUTATION OF RATIOS
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                           1995       1994       1993       1992       1991
                                         ---------  ---------  --------  ----------  ---------
  EARNINGS (LOSS):
  Pretax income (loss)                   ($57,132)  ($126,658) ($74,379)  ($194,146) ($195,555)

  PLUS:

  Fixed charges (below)                    18,903     21,719     22,820     24,046     14,893

  LESS:

  Interest capitalized                         --         --         --         --       (800)
                                         ---------  ---------  --------  ----------  ---------
  ADJUSTED EARNINGS (LOSS)               ($38,229)  ($104,939) ($51,559)  ($170,100) ($181,462)



  FIXED CHARGES:

  Rent expense deemed interest             $1,191     $1,187     $1,987     $3,537     $2,347

  Interest expense                         17,001     19,821     20,087     19,798     11,354

  Amortization of debt issuance cost          711        711        746        711        392

  Interest capitalized                         --         --         --         --        800
                                         ---------  ---------  --------  ----------  ---------
  TOTAL FIXED CHARGES                      18,903    $21,719    $22,820    $24,046    $14,893

  RATIO                                      *          *          *          *          *
                                             --         --         --         --         --

  * Adjusted earnings did not cover fixed charges for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 by $57,132,000, $126,658,000, $74,379,000,
  $194,146,000 and $196,355,000 respectively.